Exhibit 99.1

NEWS

Contact:	Richard Russack	FOR IMMEDIATE RELEASE
(817) 867-6425

Burlington Northern Santa Fe Corporation

Increases Quarterly Dividend by 25 Percent

FORT WORTH, Texas, July 17, 2003 – Directors of Burlington Northern Santa Fe Corporation (NYSE:BNI) voted on July 17, 2003, to increase its next quarterly dividend to 15 cents per share on outstanding common stock. This represents a 25 percent increase from its previous quarterly dividend of 12 cents per share, or an annualized 60 cents per share dividend.

Dividends on common stock will be paid October 1, 2003, to shareholders of record September 10, 2003. Common shares outstanding on June 30, 2003, totaled approximately 373 million.

Through its subsidiary, The Burlington Northern and Santa Fe Railway Company, BNSF operates one of the largest railroad networks in North America, with 32,500 route miles covering 28 states and two Canadian provinces. BNSF is an industry leader in Web-enabling a variety of customer transactions at www.bnsf.com. The railway is among the world’s top transporters of intermodal traffic, moves more grain than any other American railroad, transports the components of many of the products we depend on daily, and hauls enough coal to generate about 10 percent of the electricity produced in the United States.

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